LIFE PARTNERS HOLDINGS, INC. CONDUCTS ANNUAL
SHAREHOLDERS’ MEETING

WACO, TX – August 9, 2010 – Life Partners Holdings, Inc. (Nasdaq GS:  LPHI), parent company of Life Partners, Inc., held its annual shareholders’ meeting on August 5, 2010, at the corporate offices in Waco, Texas.

With 95% of the outstanding shares voting, shareholders re-elected each of the directors and appointed Ernst and Young, LLP as independent auditor for the fiscal year ending February 28, 2011.

Brian Pardo, Chairman and CEO, briefly discussed operating results of the company, including the growth of the company during a time of general contraction for the life settlement industry.

Chief Financial Officer David Martin compared financial results from fiscal 2006 to those in fiscal 2010 to give a perspective of the strong growth the company has seen over a four-year period.

Management also discussed the recent reports from the Government Accountability Office (GAO) and the Securities and Exchange Commission (SEC) task force related to life settlements. Corporate Secretary and LPI President R. Scott Peden opined that the reports would have no immediate effect on LPI’s business plan or operations, and that LPI is well positioned through its expertise and financial resources to adapt to future legislative changes.

Mr. Pardo announced that the board of directors would meet later in the day to discuss options to spin-out of the company’s ownership interest in an unaffiliated life settlements trust as part of its commitment to bring value to shareholders. Management noted that those assets are currently carried on LPHI’s books at $6.5 million.  At May 31, 2010, the trust held settlements with a face value of $696 million ($138.5 million net to our interest).

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 117,000 transactions for its worldwide client base of over 26,000 high net worth individuals and institutions in connection with the purchase of over 6,300 policies totaling approximately $2.6 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding the future effect of governmental reports on financial performance, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

************

Visit our website at: www.lphi.com

LPHI-D

Contact:

Life Partners Holdings, Inc.
Shareholder Relations, 254-751-7797
info@LPHI.com
www.lphi.com

5